Exhibit 23.4

[Bangerter & Associates Certified Public Accountants Logo]

To the Stockholders and Board of Directors of

MyACD, Inc.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 16, 2005, relating to the financial statements of MyACD, Inc., appearing in the Current Report Filing on Form 8-K of UCN, INC for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BANGERTER & ASSOCIATES, INC.

BANGERTER & ASSOCIATES, INC.

Bountiful, Utah

December 21, 2005

300 South 200 West • Bountiful, Utah 84010 • Telephone (801) 397-1000 • Fax (801) 298-5258